Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz Vice President, Investor Relations and Corporate Communications Lipid Sciences, Inc. 925-249-4031 dlorenz@lipidsciences.com	Wolfe Axelrod Weinberger Associates, LLC Donald C. Weinberger don@wolfeaxelrod.com Media: Alisa Steinberg alisa@wolfeaxelrod.com 212-370-4500

FOR IMMEDIATE RELEASE:

March 13, 2006

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR-END 2005

PLEASANTON, Calif., March 13, 2006 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the fourth quarter and year ended December 31, 2005. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role. These medical indications include cardiovascular disease and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the fourth quarter of 2005, the Company reported a net loss of $2.6 million, or $0.10 per share, on a basic and diluted basis. This loss includes grant revenue of $8,000 under a contract with the National Institutes of Health (NIH) related to work on a Severe Acute Respiratory Syndrome (SARS) development program. This compares with a net loss of $1.1 million, or $0.05 per share, on a basic and diluted basis, for the same period in 2004. That loss included grant revenue of $32,000 representing a reimbursement from the NIH, and a net gain of $1.2 million recognized on the disposition of real estate assets included in discontinued operations. Operating expenses of $2.8 million for the fourth quarter of 2005 represented a slight increase over operating expenses of $2.4 million during the same period in 2004. This increase is due to expenses associated with the preparation for a human clinical trial for the Company’s Plasma Delipidation System-2 partially offset by the reduction in expenses for the Company’s non-human primate HDL Therapy study which began in the third quarter of 2004 and concluded in the second quarter of 2005.

For the year ended December 31, 2005, the Company reported a net loss of $10.2 million or $0.40 per share, on a basic and diluted basis. This loss includes grant revenue of $9,000 under the contract with the NIH related to work on a SARS development program. This compares with a net loss of $10.6 million or $0.43 per share, on a basic and diluted basis for the prior fiscal year. That loss includes grant revenue of $32,000 representing a reimbursement from the NIH, and the net gain of $1.1 million on the disposition of real estate, as discussed above. For the year ended December 31, 2005 operating expenses decreased by 11% to $10.7 million from $12.0 million for the previous year. Research and development expenses, which accounted for approximately 67% of the Company’s operating expenses for the year ended December 31, 2005, decreased 17% to $7.2 million from $8.6 million in the same period in 2004. This decrease was due to the absence of a stock compensation charge related to a modification of the Company’s Scientific Advisory Board members’ option agreements and a reduction in expenses related to the completion of the Company’s non-human primate HDL Therapy study. This decrease was partially offset by an increase in costs related to the preparation for a human clinical trial for the Company’s Plasma Delipidation System-2, and an increase in costs associated with a non-human primate study supporting the Company’s Viral Immunotherapy platform.

On September 30, 2005, Lipid Sciences closed a private placement of common stock and warrants. The Company issued 2,430,198 shares of common stock at $2.98 per share for gross proceeds of approximately $7.2 million. In addition, ninety-day Additional Investment Rights (AIRs) to purchase 1,215,096 shares of common stock at $3.73 per share, and five-year warrants to purchase 729,057 shares of common stock at $4.20 per share were issued as part of this transaction. In connection with this transaction, the Company filed a Registration Statement on Form S-3 with the SEC which became effective on December 29, 2005.

At December 31, 2005, the Company had approximately $14.6 million in cash, cash equivalents, and short-term investments. The Company anticipates that sufficient capital is available to fund its operations, including current development projects, to the early part of 2007. The Board of Directors continues to consider third-party inquiries and explore strategic alternatives.

Dr. S. Lewis Meyer, President and Chief Executive Officer of Lipid Sciences, commented, “We continue to make progress on both our HDL Therapy and Viral Immunotherapy platforms. We have received conditional approval of our Investigational Device Exemption application from the FDA to begin a human clinical trial of our Plasma Delipidation System-2. Consistent with the conditions of this approval, we have responded to the questions and observations made by the FDA within the specified 45-day timeframe. In addition, we are in the process of obtaining approval from the Institutional Review Board of the Washington Hospital Center, the clinical trial site, which is also a condition for conducting this trial. By the end of March 2006, we expect to have completed the critical preparations for the initiation of our human clinical trial, and anticipate that the recruitment of patients will begin early in the second quarter of 2006.”

Dr. Meyer continued, “In the fourth quarter of 2005 we also initiated a placebo-controlled non-human primate study in a statistically-significant sample of rhesus macaques for our Viral Immunotherapy platform. This 18-month trial is being conducted at the Yerkes National Primate Center at Emory University and is designed to generate safety data and to demonstrate the efficacy of our proposed therapeutic treatment for SIV-infected monkeys, a widely accepted model for HIV. We anticipate that these results could be used in a future application to the FDA to support the initiation of a human clinical trial designed for the treatment of HIV-infected patients, or for a potential offshore human study in collaboration with a corporate partner.”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role. The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL mimetic peptides) is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ proprietary delipidation technology. The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,		Period from Inception (May 21, 1999) to December 31, 2005
(In thousands, except per share amounts)	2005	2004	2005	2004

Grant Revenue	$8	$32	$9	$32	$41
Operating expenses:
Research and development	1,887	1,859	7,170	8,603	52,248
Selling, general and administrative	891	589	3,508	3,437	23,064
Total operating expenses	2,778	2,448	10,678	12,040	75,312
Operating loss	(2,770)	(2,416)	(10,669)	(12,008)	(75,271)
Interest and other income	165	82	455	364	3,583
Loss from continuing operations	(2,605)	(2,334)	(10,214)	(11,644)	(71,688)
Income tax benefit	--	--	--	2	8,004
Net loss from continuing operations	(2,605)	(2,334)	(10,214)	(11,642)	(63,684)
Discontinued operations:
Income from discontinued operations	--	1,187	--	1,066	582
Income tax expense	--	--	--	--	(179)
Income from discontinued operations – net	--	1,187	--	1,066	403
Net loss	$(2,605)	$(1,147)	$(10,214)	$(10,576)	$(63,281)

Loss per share – basic and diluted:

Net loss per share continuing operations	$(0.10)	$(0.09)	$(0.40)	$(0.47)

Income per share discontinued operations	$0.00	$0.04	$0.00	$0.04

Net loss per share	$(0.10)	$(0.05)	$(0.40)	$(0.43)

Weighted average number of common shares outstanding – basic and diluted	27,359	24,821	25,529	24,649

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
December 31,

(In thousands, except share amounts)	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,752	$4,640
Short-term investments	12,836	12,414
Prepaid expenses	355	313
Restricted cash	--	105
Other current assets	18	11
Assets held for sale	--	1,167
Total current assets	14,961	18,650
Property and equipment	419	436
Long-term lease deposits	19	--
Total assets	$15,399	$19,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,292	$863
Accrued related party royalties	250	750
Accrued compensation	390	542
Other current liabilities	--	20
Total current liabilities	1,932	2,175
Deferred rent	9	--
Total liabilities	1,941	2,175

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	--	--
Common stock, $0.001 par value; 75,000,000 shares authorized; 27,359,267 and 24,912,263 shares issued and outstanding at December 31, 2005 and 2004, respectively	27	25
Additional paid-in capital	76,712	69,953
Deficit accumulated in the development stage	(63,281)	(53,067)
Total stockholders’ equity	13,458	16,911
Total liabilities and stockholders’ equity	$15,399	$19,086